UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

June 26, 2008

Date of report (Date of earliest event reported)

CYPRESS SEMICONDUCTOR

CORPORATION

(Exact name of Registrant as specified in its charter)

DELAWARE	1-10079	94-2885898
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

198 Champion Court

San Jose, California 95134-1599

(Address of principal executive offices)

(408) 943-2600

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Effective June 26, 2008, Cypress Semiconductor Corporation (the “Company”) resolved its previously reported U.S. income tax examination for the tax years 2003 – 2004 with the Internal Revenue Service (“IRS”). Under the resolution reached with the IRS, the Company’s pre-existing unrecognized federal net operating loss carry-forwards (“NOLs”) will materially offset the adjustments agreed to with the IRS with the following net impact:

•	The Company expects that the total cash payments to be made by the Company as a consequence of the agreement will be approximately $5.5 million.

•	The Company anticipates that the resolution of this matter will not have a material impact on its effective tax rate for the current or future periods.

•

The Company expects to have total available federal NOLs utilizable in future periods, subject to applicable federal limitations, of approximately $345.0 million as of December 30, 2007. This resolution does not impact the Company’s U.S. federal tax credit carryforwards disclosed in its Annual Report on Form 10-K filed on March 3, 2008, that are available to offset future tax liability.

Forward Looking Statements: This Current Report on Form 8-K contains statements which may be considered forward-looking within the meaning of the U.S. federal securities laws, the Company’s expected cash payment, the effect of the resolution on current or future periods, to total amount of NOLs available in future periods, and adequacy of the Company’s tax provision relating to such matters. These statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual outcomes to differ materially from those expressed or implied in this Form 8-K, including the inability to predict the ultimate conclusion of an item of tax controversy. The Company assumes no obligation to update any forward-looking information contained in this Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 2, 2008

Cypress Semiconductor Corporation

By:	/s/ Brad W. Buss
Brad W. Buss
Executive Vice President,
Finance and Administration
and Chief Financial Officer